Exhibit 10.22

SANTANDER CONSUMER USA HOLDINGS INC.
OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
This NONQUALIFIED STOCK OPTION AGREEMENT (“Stock Option Agreement”), dated as of [•] (the “Date of Grant”), is made by and between Santander Consumer USA Holdings Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”).
WHEREAS, the Company maintains the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (the “Plan”), which provides for the grant of Nonqualified Stock Options.
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant to the Participant a Nonqualified Stock Option, on the terms and subject to the conditions set forth in this Stock Option Agreement and the Plan.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Stock Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:
1.    Grant of Nonqualified Stock Option.
(a)    Grant. Effective as of the Date of Grant, the Company hereby grants to the Participant a Nonqualified Stock Option to purchase [•] ([•]) Shares at an Option Price of [•] dollars ($[•]) (which is the Fair Market Value at the Date of Grant), on the terms and subject to the conditions set forth in this Stock Option Agreement and the Plan (the “Option”).
(b)    Incorporation by Reference, Etc. The terms and conditions of the Plan are hereby incorporated by reference as if fully set forth herein. Except as otherwise expressly set forth herein, this Stock Option Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized terms not otherwise defined in this Stock Option Agreement shall have the definitions set forth in the Plan.
(c)    Nonqualified Stock Option. The Option is not intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.
2.    Exercisability of Option.
(a)    The Option shall become exercisable by the Participant as set forth in the table immediately below, provided that the Participant’s Termination of Service has not occurred prior to the time the respective portion of the Option becomes exercisable:

Exercisability date	Portion of Option that becomes exercisable
First anniversary of Date of Grant	One-fifth (1/5) of Option
Second anniversary of Date of Grant	One-fifth (1/5) of Option
Third anniversary of Date of Grant	One-fifth (1/5) of Option
Fourth anniversary of Date of Grant	One-fifth (1/5) of Option
Fifth anniversary of Date of Grant	One-fifth (1/5) of Option

(b)    Notwithstanding the foregoing provisions of this Section 2, the entire Option shall become immediately exercisable upon the Participant’s Termination of Service due to the Participant’s Disability or death.
(c)    In the event of a Change in Control occurring after the Date of Grant and prior to the Participant’s Termination of Service, the Change in Control provisions as provided for under Section 14 of the Plan shall apply to the Option.

(d)    The Option shall not be exercisable on or after the Participant’s Termination of Service, except as to that portion of Shares for which it was exercisable or became exercisable on the date of such Termination of Service.
3.    Exercise of Option. The portion of the Option that has become exercisable pursuant to the terms and conditions of this Stock Option Agreement and the Plan may be exercised by the Participant, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company of (a) written or electronic notice in a form prescribed by the Committee, complying with the Plan and any applicable procedures established by the Committee or the Company, stating the number of Shares under the Option that is thereby exercised, the Option Price, the manner of payment for such Shares and the manner of satisfaction of applicable withholding taxes, (b) full payment, in accordance with Section 7(b) of the Plan, of the aggregate Option Price for the Shares with respect to which the Option is thereby exercised, and (c) evidence of full satisfaction of the payment of the Option Price and any applicable withholding taxes in accordance with this Stock Option Agreement and the Plan.
4.    Forfeiture of Option; Expiration of Option Period.
(a)    Except as otherwise determined by the Committee in its sole discretion, any portion of the Option that is not exercisable or that does not become exercisable shall be automatically forfeited upon the Participant’s Termination of Service for any reason.
(b)    The portion of the Option that is or becomes exercisable as of the Participant’s Termination of Service shall remain exercisable until the earliest to occur of the following, at which time the Option shall cease to be exercisable and shall be automatically forfeited in its entirety:
(i)    immediately as of the Participant’s Termination of Service for Cause;
(ii)    immediately as of the Participant’s violation of any of the covenants set forth in Annex A hereto;
(iii)    the two (2)-month anniversary of the Participant’s Termination of Service other than for Cause or due to the Participant’s Disability or death;
(iv)    the one (1)-year anniversary of the Participant’s Termination of Service due to the Participant’s Disability or death; or
(v)    the ten (10)-year anniversary of the Date of Grant.
5.    No Rights as a Shareholder. Until such time as Shares have been delivered to the Participant following exercise of the Option and the Participant has become the holder of record of such Shares, the Participant shall have no rights as a shareholder, including, without limitation, the right to dividends and the right to vote.
6.    Tax Withholding. As a condition to delivery of Shares in respect of any exercised portion of the Option, the Participant shall pay to the Company, or, pursuant to Section 12(d) of the Plan, make provisions satisfactory to the Company regarding the payment of, all federal, state, local, and foreign taxes of any kind required by law to be withheld in respect of the delivery of such Shares. The Company or any Affiliate shall have the right to withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all federal, state, local, and foreign taxes of any kind (including, without limitation, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code or any other applicable law, rule, or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Stock Option Agreement.
7.    Non-Transferability. The Option may not, at any time, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
8.    Adjustment. Upon any event described in Section 13 of the Plan occurring after the Date of Grant, the adjustment provisions as provided for under Section 13 of the Plan shall apply to the Option.

9.    Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one (1) or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Stock Option Agreement and the Plan; provided, however, that such additional actions and documents are consistent with the terms of this Stock Option Agreement and the Plan.
10.    Restrictive Covenants. Any covenants set forth in Annex A hereto are hereby incorporated by reference as if fully set forth herein.
11.    Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Stock Option Agreement and the Option, subject to the terms and conditions of the Plan; provided that any such waiver or amendment that would materially impair the rights of the Participant with respect to the Option (other than any such amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, Applicable Exchange listing standards, or accounting rules) shall not, to that extent, be effective without the consent of the Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Stock Option Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
12.    Notices. All notices, demands, and other communications provided for or permitted under this Stock Option Agreement shall be made in writing and shall be by registered or certified first-class mail (return receipt requested), facsimile, e-mail, courier service, or personal delivery:
if to the Company:
Santander Consumer USA Holdings Inc.
1601 Elm Street, Suite #800
Dallas, Texas 75201
Attention: [•]

and if to the Participant: at the address last on the records of the Company.
All such notices, demands, and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically or electronically acknowledged, if by facsimile or e-mail.
13.    Severability. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provision of this Stock Option Agreement, and each other provision of this Stock Option Agreement shall be severable and enforceable to the extent permitted by law.
14.    No Rights to Service. Nothing contained in this Stock Option Agreement shall be construed as giving the Participant any right to be retained, in any position, as an officer, employee, consultant, or director of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate, or discharge the Participant at any time for any reason whatsoever or for no reason.
15.    Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company on such form as may be prescribed by the Committee. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

16.    Successors. The terms and conditions of this Stock Option Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs, and successors of the Participant.
17.    Entire Agreement. This Stock Option Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersede all prior communications, representations, and negotiations with respect thereto.
18.    Bound by the Plan and Committee’s Decisions. By accepting this Stock Option Agreement, the Participant acknowledges that the Participant has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. The authority to manage and control the operation and administration of this Stock Option Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Stock Option Agreement as it has with respect to the Plan. Any interpretation of this Stock Option Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Stock Option Agreement or the Plan shall be final and binding on all persons.
19.    Governing Law; Consent to Jurisdiction; Consent to Venue. This Stock Option Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware, in each case as provided in the Plan. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Stock Option Agreement, the parties hereto hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted solely in the courts of Dallas County, Texas or the federal courts for the United States for the Northern District of Texas, where this Stock Option Agreement is made and/or to be performed, and no other courts.
20.    Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Stock Option Agreement.
21.    Signature in Counterparts. This Stock Option Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
22.    Clawback. The Option and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company clawback policy or any applicable law, as may be in effect from time to time, including, without limitation, the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder; (b) similar rules under the laws of any other jurisdiction; and (c) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. By accepting the Option, the Participant acknowledges and consents to the Company’s application, implementation, and enforcement of any applicable Company clawback policy that may apply to the Participant, whether adopted prior to or following the Date of Grant, and any provision of applicable law relating to cancellation, recoupment, rescission, or payback of compensation, and agrees that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
23.    Compliance with Legal Requirements. The grant of the Option and the delivery of Shares upon exercise of the Option, and any other obligations of the Company under this Stock Option Agreement, shall be subject to all applicable laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares in connection with the Option as the Committee may consider appropriate, and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations.
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IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the Date of Grant.

SANTANDER CONSUMER USA Holdings INC.

By: _____________________________________
Name:
Title:

PARTICIPANT

_________________________________________
[Name]

Number of Shares subject to Option: __________
Option Price: $__________

Annex A
Restrictive Covenants
The Participant acknowledges that the grant of the Option pursuant to the Stock Option Agreement confers a substantial benefit upon the Participant, and, in consideration of the Participant’s ability to exercise the Option and receive Shares and the Participant’s receipt of Confidential Information and Trade Secrets (as defined below), agrees to the following covenants, which are designed, among other things, to protect the interests of the Company in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. Except as otherwise provided, for purposes of the covenants set forth in this Annex A, the term “Company” shall mean the Company and all Affiliates and Subsidiaries.
1.Confidential Information. For purposes of the Stock Option Agreement, the Participant acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company owns or possesses, that the Company has developed, that it uses or that is potentially useful in the business of the Company, that the Company treats as proprietary, private, or confidential, and that is not generally known to the public. The Participant further acknowledges that the Participant’s relationship with the Company is one of confidence and trust such that the Participant has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company. The Participant agrees to keep all Confidential Information and Trade Secrets strictly confidential at all times, and to comply with all applicable confidentiality policies of the Company.
2.Non-Competition. The Participant covenants and agrees that, while the Participant is providing services to the Company (the “Pre-Termination Restricted Period”), and thereafter for the twelve (12)-month period following the Participant’s Termination of Service for any reason (the “Post-Termination Restricted Period,” and together with the Pre-Termination Restricted Period, the “Restricted Period”), the Participant shall not, without the Company’s express written consent, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly, whether as an employee, agent, representative, consultant, partner, shareholder, or holder of any other financial interest with respect to any Person that competes with the Company, engage in any activity that involves or is related to providing vehicle finance and/or unsecured consumer lending products anywhere within the United States (the “Competitive Business”), in each case in the capacity (or any substantially similar capacity) that the Participant provided services to the Company. The Participant further agrees that, given the nature of the Company’s business, a nationwide geographic scope is appropriate and reasonable.
3.Non-Solicitation of Employees. The Participant covenants and agrees that during the Restricted Period, the Participant shall not, directly or indirectly, (a) hire, engage, or attempt to hire or engage any employee, consultant, or independent contractor of the Company, (b) solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to become an employee, consultant, or independent contractor to, for, or of any other Person, or (c) solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to change or terminate his or her relationship with the Company, unless in each case more than six (6) months has elapsed between the last day of such Person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any Person that has hired or agreed to hire the Participant, such hiring or solicitation shall be conclusively presumed to be a violation of this covenant; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by a Person that has hired or agreed to hire the Participant, which does not involve the Participant, shall not be a violation of this covenant; provided, further, that, for purposes of this Section 3, the “Company” shall include the Company’s Affiliates and Subsidiaries only to the extent that the goods and services that such Affiliates or Subsidiaries provide relate to the Competitive Business.
4.Non-Solicitation of Customers. The Participant covenants and agrees that during the Restricted Period, the Participant shall not, either directly or indirectly through others:
(a)solicit, divert, interfere with, appropriate, or do business with, or attempt to solicit, divert, interfere with, appropriate, or do business with, any customer for whom the Company provided goods or services within twelve (12) months prior to the Participant’s Termination of Service or any prospective customer of the Company as of such termination, or
(b)encourage any customer for whom the Company provided goods or services within twelve (12) months prior to the Participant’s Termination of Service to reduce the level or amount of business such customer conducts with the Company, in each case, for purposes of providing good or services that relate to the Competitive Business.
5.Non-Disparagement. The Participant covenants and agrees that the Participant shall not, while the Participant is providing services to the Company and thereafter, utter or issue, in any medium, whether oral, written, or electronic, any disparaging or derogatory remarks, or make any untruthful statements, including, without limitation, pursuant to any press release or public statement, about the Company or regarding the Company’s financial status, business, compliance with laws, ethics, controlling shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods, or otherwise, or utter or issue any other statements that are reasonably likely to disparage the Company or are otherwise degrading to the Company’s reputation in the business industry or legal community in which the Company operates, or solicit any Person to do the same, provided that the Participant shall be permitted to make any truthful statement that is required by applicable law or necessary to respond in a legal or regulatory proceeding.
6.Other Agreements. The foregoing Sections 1 through 5 of this Annex A shall be in addition to, and shall not amend, modify, or supersede, any confidentiality, non-competition, non-solicitation, non-hire, or non-disparagement covenant in any employment or other agreement by and between the Participant and the Company.
7.Remedies.
(a)The Participant acknowledges and agrees that the business of the Company is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Annex A are reasonable and necessary to protect the legitimate business interests of the Company.
(b)The Participant acknowledges and agrees that in the event the Participant breaches any of the covenants or agreements contained in this Annex A, the entire Option, whether or not exercisable, shall be forfeited and cancelled effective as of the first date on which the Participant first breaches any of the covenants contained in this Annex A. In addition to any other remedies specified herein (including, without limitation, injunctive relief) or otherwise permitted by law, if the Participant breaches any of the covenants contained in this Annex A after the Participant has exercised the Option or after the Participant has sold or otherwise disposed of Shares received upon exercise of the Option, then the Participant shall be required, within ten (10) business days following the first date on which the Participant first breaches any of the covenants contained in this Annex A, to pay to the Company an amount equal to (i) the aggregate pre-tax proceeds the Participant received upon such sale or other disposition of such Shares at any time during the Post-Termination Restricted Period or during the twelve (12)-month period prior to the Participant’s Termination of Service for any reason (x) in connection with the exercise of the Option or (y) upon the sale or other disposition of the Shares received upon exercise of the Option, in each case, including, without limitation, any dividends and distributions that Participant received in respect of such Shares, over (ii) the Option Price.
(c)Because the Participant’s services are personal and unique and the Participant has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the Participant acknowledges and agrees that any breach by the Participant of any of the covenants or agreements contained in this Annex A will result in irreparable injury to the Company for which money damages could not adequately compensate the Company. Therefore, the Company shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the rights and remedies set forth in Section 7(b) of this Annex A) to seek to enforce any of the provisions of this Annex A by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in this Annex A. The Participant agrees that in any action in which the Company seeks injunction, specific performance, or other equitable relief, the Participant shall not assert or contend that any of the provisions of this Annex A are unreasonable or otherwise unenforceable.
8.Severability and Survival. If any portion of the covenants or agreements contained in this Annex A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement contained in this Annex A is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Annex A shall survive the termination of the Stock Option Agreement.